FOR IMMEDIATE RELEASE

Contacts:
Jill Swartz                                                                                                   Julie Leber
Spotlight Marketing Communications                                                                                                   Spotlight Marketing Communications
949.427.5172, ext. 701                                                                                                        949.427.5172, ext. 703
jill@spotlightmarcom.com                                                                                                      julie@spotlightmarcom.com

MVP REIT Acquires Five Parking Facilities
in Texas, Colorado, Missouri and Wisconsin

SAN DIEGO, Calif. (June XX, 2015) – MVP REIT, Inc. announced today that the REIT has recently completed the acquisition of five parking facilities in four states for an aggregate purchase price of $36 million. The acquisitions are comprised of parking garages and surface parking lots.

“Each of these parking facilities enjoy superior locations in close proximity to popular destinations, including retail stores, sporting arenas, hotels, office buildings and tourist attractions,” said Mike Shustek, chairman and chief executive officer of MVP REIT. “Adding to their attractiveness, each of these properties is leased on a long-term basis to proven parking operators.”

Fort Worth, Texas

Among the REIT’s five acquisitions is an eight-story parking garage in downtown Fort Worth situated directly across from the 14-story Fritz G. Lanham Federal Building, which houses local federal offices of the Social Security Administration, Internal Revenue Service, National Weather Service and National Labor Relations Board. The parking garage is also in close proximity to the Fort Worth Convention Center, Burnett Park, Fort Worth Water Department and a variety of restaurants. The facility is striped with 1,013 spaces and is 100 percent leased to SP+.

Houston, Texas

The REIT also acquired a four-story parking garage in downtown Houston with 265 striped spaces.  Situated approximately six blocks from Minute Maid Park, home of the Major League Baseball’s Houston Astros, the garage is near a variety of hotels, retail outlets and restaurants. It is within a half-mile walk of the George R. Brown Convention Center and Discovery Green, a 12-acre park that has welcomed more than 6 million visitors and hosted in excess of 2,000 public and private events since opening in April 2008. The garage is 100 percent leased to operator iPark Services.

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St. Louis, Missouri

MVP REIT acquired a surface parking lot in downtown St. Louis, striped with 221 spaces. The parking lot is approximately two blocks from the St. Louis Convention & Visitors Commission, and approximately one-half mile from the Edward Jones Dome. The lot, 100 percent leased to SP+, is also near an assortment of area restaurants and hotels, and less than one mile from the world-renowned Gateway Arch, the Mississippi River, City Museum and the Convention Center Metrolink Station.

Milwaukee, Wisconsin

The REIT also acquired a surface parking lot located within a few blocks of the Milwaukee River, situated across from the Hyatt Regency Milwaukee hotel and near a number of restaurants and retailers. It is also within one-half mile of BMO Harris Bradley Center, home of the National Basketball Association’s Milwaukee Bucks. The parking lot is striped with 54 spaces and is 100 percent leased to SP+.

Denver, Colorado

MVP REIT acquired a surface parking lot centrally located on the eastern edge of downtown Denver. Striped with 28 spaces, the parking lot is 100 percent leased to the City of Denver School District. The property is within walking distance of neighboring office properties, multifamily and single family homes, retail outlets and Denver’s central business district.

Three of the parking lots acquired are operated by SP+, formerly known as Standard Parking. The Standard Parking and Central Parking brands of SP+ operate approximately 4,200 parking facilities with more than 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports.

MVP REIT’s parking portfolio contains eight surface parking lots and three parking garages with a total of 2,927 parking spaces. The REIT’s total property portfolio is valued at approximately $60.7 million.

About MVP REIT, Inc.

MVP REIT intends to operate as a publicly registered, non-traded hybrid real estate investment trust. It is currently conducting a public offering of up to 55,555,556 shares of its common stock at $9.00 per share and up to an additional 5,555,556 shares of its common stock for issuance under its distribution reinvestment plan at $8.73 per share.

MVP REIT intends to use the proceeds from the offering to invest in a diversified portfolio of income producing commercial real estate properties and loans secured by income-producing commercial real estate as well as to pay expenses and fees associated with the offering.

Forward-looking statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as

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“anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should”, “will”, and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  volatility in the debt or equity markets affecting our ability to acquire or sell real estate assets; national and local economic, business and real estate market conditions, including the likelihood of a prolonged economic slowdown or recession; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; and the performance of real estate assets and loans after they are acquired. Although MVP believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. MVP does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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